Exhibit 99.1

Dear Vuzix Shareholders:

2017 marks a year of execution for Vuzix and our 20th anniversary. In late February, we announced a development agreement to partner with consumer electronics leader Toshiba to develop customized smart glasses for its customers. In May, we added Paul Boris, formerly of industry leaders GE and SAP, to the role of Chief Operating Officer. In August, we announced a deal with BlackBerry to begin the commercial rollout of our M300 Smart Glasses to its customers. Additionally, after years of delivering products and working with DHL on both our initial M100 Smart Glasses and now the M300, the logistics leader announced that it was making smart glasses a new standard in logistics. As we build these relationships and continue to develop new ones, we have begun to see the benefits to our financial results. Specifically, in the first three quarters, we reported 233 percent, 136 percent and 141 percent respective revenue increases over the comparable 2016 quarters. Revenue over the first three quarters of 2017 has already exceeded the full-year 2016 results, with $3.9 million produced in the first nine months of 2017, compared to just $2.1 million in all of 2016. This is just the beginning. Potential revenues from our many Vuzix partners and customers could soon far exceed our current aggregate quarterly revenues.

Vuzix recently completed a $12.5 million round of equity financing with existing institutional investors. This capital, coupled with existing funds, greatly strengthens Vuzix' balance sheet going into 2018, so that we can continue to build Vuzix and maintain our leadership position in this exciting and burgeoning space. The recent supply agreement and related volume commitment from Toshiba add to our expected sales visibility, along with what we are seeing from our M300 installed base regarding additional enterprise adoption. We feel this puts Vuzix in a strong position to continue to deliver further on the three quarters of triple-digit growth we have achieved so far in 2017. This additional capital also ensures we are well positioned, throughout 2018 and beyond, to deliver growth for our customers as well as our shareholders, and it strengthens our ability to effectively negotiate and conclude discussions with potential licensing and strategic partners.

Initial $5 million purchase agreement from Toshiba is just the beginning

Another important milestone for Vuzix is a recent supply agreement with our partner Toshiba, under which Vuzix has agreed to manufacture and sell a special smart glasses product that was developed exclusively for the Company. Subject to Toshiba's submitting a minimum of $5 million of purchase orders, we have agreed to give Toshiba an exclusive on this particular product for a period of up to 12 months. This smart glasses product will be co-branded as a Toshiba and Vuzix product and is expected to be sold on a global basis by the Toshiba Client Solutions group, which will bundle the smart glasses unit with a specially designed mobile edge computing system that Toshiba principally developed for this program.

2017 - A Year of Execution

➢	Toshiba partnership
➢	New COO, Paul Boris
➢	Blackberry deal
➢	DHL expanded relationship
➢	Improving financial results
➢	VIP partnership program

The supply agreement has a three-year term, subject to earlier termination under certain conditions set forth therein. The Company expects production under the supply agreement to commence in the first quarter of 2018. It is important to note that the $5 million outlined in the agreement is a minimum for Toshiba to maintain its exclusive position on this new product for the first 12 months. In fact, the agreement and partnership could produce revenues that far exceed this, as well as new product offerings.

Nasdaq: VUZI	www.vuzix.com	Page 1 of 5

The enterprise market remains ripe for a new technological disruption like the one Augmented Reality (AR) offers, and as the leader in enterprise smart glasses and AR solutions, Vuzix is well positioned to capitalize on the push toward wearable displays with AR in the workforce. At the same time, for so many powerful reasons, including the large ROIs to the amazing entertainment opportunities that AR can offer, there is a growing push to connect the digital world to the real world with AR. Nowhere is this shift more visible today than in the smartphone industry. The launch of AR software application kits by Apple and Google continues to push AR awareness to the consumer forefront. What's missing for mass adoption? With our competitors' solutions, the user has to hold their phone up in an unnatural way to leverage the technology. Wearable displays are the answer to naturally solve this problem! At Vuzix, we further believe wearable displays that are completely hands free will become increasingly more important life tools as software ecosystems evolve. As of yet, no company can deliver a wearable display that most consumers will actually walk down the street wearing. We see all of this about to change as Vuzix begins the rollout of its waveguide technology in early 2018 with its Blade smart glasses. We believe Vuzix is leading the pack and executing on its vision to deliver compelling AR solutions to the marketplace. With enterprise AR and enterprise smart glasses, we are just beginning to see the ripple of the tsunami of changes that is building into the next wave of tech growth and viral adoption.

Over the course of 2017, especially over the past few months, we have seen a positive and fundamental shift in awareness and interest from very large enterprise organizations looking to begin leveraging smart glasses more broadly. Our VIPs (Vuzix Industrial Partners) and VARs (Value Added Reseller) have been using the M300 for months now, which has provided them the early opportunity to optimize the performance of the M300 with their apps in preparation for their higher-volume customer rollouts. Today these relationships represent over 350 pilot programs and proof of concepts (POCs). Many VIPs expect to have multiple customers go live very soon, which should result in a corresponding volume in M300 shipments. These VIPs and their customers have had a good opportunity to evaluate Vuzix' solutions and see the strong ROIs they can deliver.

With all this now in place, we are seeing accelerating order flows and increasing numbers of rollouts across our core enterprise space. We have also been approached by many new companies, including some well-known market leaders that have successfully built their own custom software solutions geared toward rolling out smart glasses across their fleets of mobile workers.

Industry analysts from Forrester and IDC remain bullish on the adoption curve of enterprise smart glasses. Forrester forecasts that over 14 million U.S. workers alone will use smart glasses by 2025, while IDC expects commercial smart glasses shipments to exceed 20 million units worldwide by 2021.

AR: Potential Sea Change in Enterprise Operations – and Vuzix is at the Forefront
AR Products Intended for 2018 Launch: The Blade 3000, Winner of Four CES 2018 Innovations Awards, and
M3000 Smart Glasses

We at Vuzix share this view. The future of smart glasses employing AR and the expected adoption curve of smart glasses within the enterprise space have never been brighter. The Vuzix team has been working diligently on improving the ease and speed of deployments by providing out-of-the-box applications and tools that can demonstrate the added value and process improvements enterprise customers can achieve immediately on day one with Vuzix Smart Glasses.

Nasdaq: VUZI	www.vuzix.com	Page 2 of 5

VUZIX Basics™ will help shorten the sales cycle to convert pilot programs to commercial launch

With that said, in order to shorten the sales cycle by providing our customers with an out-of-the-box smart glasses solution that can be immediately piloted in the field, we decided to pivot our business model toward being not only an AR hardware manufacturer but also a provider of simple or "basic" software solutions for smart glasses. We have several customers already under contract using our new solutions and are currently in discussions with dozens of further customers interested in utilizing VUZIX Basics™ applications, all just in the past 30 days. This unique program will provide a simple and effective mechanism to demonstrate the productivity improvements Vuzix Smart Glasses can deliver. Introducing VUZIX Basics™ apps will significantly lower the initial cost of pilot programs, quickly demonstrate the ROI proposition of our smart glasses and set the stage to shorten the cycle between POCs and broad commercial deployments for many customers. To be clear, this new approach still supports the value our VIPs are delivering with their more advanced and customizable solutions and will ultimately enhance their business as well as ours.

Our enterprise sales pipeline continues to expand in terms of the number of engaged companies, active POCs and productive rollouts. There are now several hundred active M300 POCs, and our sales team and VIPs expect the vast majority to migrate into volume commercial rollout over the coming months. With this in mind, our management team has already put plans in place to manage our inventory and production levels to ensure that we have sufficient M300 inventory to deliver as our enterprise business continues to ramp and accelerate into 2018.

Although our focus is on AR within the enterprise space, we are also mindful of emerging opportunities in the consumer sector. Our vision is to transform our business into a multibillion-dollar company by delivering wearable productivity tools to the enterprise space and leveraging our optics IP to provide wearable solutions and products into the consumer market with select partners. We completed a successful first nine months of 2017 with record revenues in each quarter driven by the commercial launch of the M300 Smart Glasses, our second generation of enterprise smart glasses, and the completion of several key milestones related to our Toshiba development agreement. As I noted earlier, revenue over the first nine months of 2017 has already exceeded the full-year 2016 results, with $3.9 million compared to $2.1 million. In addition to strong top-line revenue growth, we successfully transitioned M300 Smart Glasses manufacturing to a high-volume, lower-cost profile production location with our existing Tier 1 contract manufacturing partner. The Vuzix team also made tremendous strides in continuing the development of our next-generation AR products intended for 2018 launch. This includes the Vuzix Blade, which recently won four CES 2018 Innovations Awards, and M3000 Smart Glasses, which should keep Vuzix ahead of the competition and open up new market verticals. DHL recently announced the completion of its global AR pilots and the expansion of its Vision Picking solution in more warehouses around the globe, establishing a new standard in order picking. This announcement came after successfully piloting smart glasses at its warehouses, including the Vuzix M100 and M300, to prove out the stability of functionalities and the overall value of the solution. We are excited to have participated in this global smart glasses AR pilot program and look forward to continuing to service and deliver smart glasses to DHL as it expands the use of smart glasses in more warehouses around the globe.

Over the past few months, we also deployed M300 Smart Glasses into the manufacturing operations at John Deere and WS Kunststoff-Service, with tremendous success in both cases. The feedback from these customers has been overwhelmingly positive, and the use of smart glasses at these locations has become a part of their daily routine. These projects were rapidly deployed from concept to production. For example, in the case of John Deere, the project went from concept to production in three months and reached full production levels after just two weeks in operations. Error rates were reduced to near zero, while the speed of operations at both customer locations improved. At the electrical component assembly line of WS Kunststoff-Service, the Vuzix M300 enabled the introduction of real-time telepresence support to solve manufacturing issues from the plant floor, which resulted in a significant increase in worker productivity.

Nasdaq: VUZI	www.vuzix.com	Page 3 of 5

In August, we announced that CyberTimez, a VIP, has received a purchase authorization in partnership with the Wounded Warrior Project to deliver Cyber Eyez, a smart glasses-based visual aid software to assist American veterans and wounded warriors with low vision and blindness. There are currently over 10 million Americans with low vision and blindness, including over 1 million veterans. CyberTimez is focused on serving 175,000 American veterans and wounded warriors with low vision and blindness. In addition, CyberTimez is working closely with AbilityOne and more than 85 companies that employ over 46,000 people who are blind or have significant disabilities. The business opportunity in front of Vuzix to service the low-vision and blind community with smart AR glasses is tremendous and should represent substantial revenues for the company over the next four to five years. To date, we have shipped dozens of smart glasses to CyberTimez, and we continue to work closely with the Wounded Warrior Project and a handful of veteran-friendly employers to raise awareness of this valuable program for the low-vision and blind community. We expect our relationship with CyberTimez will continue to develop and grow over time as we work closely with our partner to deliver wearable solutions to positively impact the low-vision and blind community for years to come.

Our ongoing relationship with Toshiba further validates Vuzix as a leader in head-mounted displays and demonstrates our ability to be nimble and agile not only as a designer, but also as an OEM manufacturing option of smart glasses for others.

In addition to Toshiba, we have multiple active OEM engagements, including two OEM engagements with Tier 1 consumer electronic companies, along with a pipeline of other OEM opportunities that the Company continues to evaluate committing the required resources to. As we stated in our Q2 conference call, our Tier 1 consumer electronic customers are building and developing potential smart glasses hardware around our waveguide and display engine technology. Although we clearly need to respect the confidentiality of our Tier 1 partners, we remain very optimistic that these engagements will continue to mature and evolve and lead to additional engagements with significantly higher-volume opportunities for Vuzix that will be made clear to investors as they mature.

With CES 2018 just around the corner, Vuzix will be sharing some amazing technology and devices at the show this year as we continue to set the pace for wearable AR solutions. The Vuzix Blade, one of the most versatile and attractive pairs of smart glasses, continues to rapidly progress toward commercialization. We expect initial developer kits to begin shipping in early 2018 and have already begun accepting reservation deposits for early units.

The Vuzix team is excited by the early success of the Vuzix Blade in terms of optics and performance of the first developer systems being built. We have been receiving all the required components and began producing our first engineering validation test (EVT) units of the Blade for CES. By mid-first quarter 2018, we expect to move to volume production from our Rochester manufacturing facility.

Nasdaq: VUZI	www.vuzix.com	Page 4 of 5

With years of experience, new COO will help forge new business opportunities

As we continue to position the company toward sustainable and scalable growth, we felt it was important to bring on a seasoned marketing and operations veteran into the newly created position of Chief Operating Officer (COO). In May 2017, we announced the hiring of Paul Boris as our COO. As many of you are aware, Mr. Boris was formerly the Vice President of Manufacturing Industries at GE Digital, and also held senior sales and marketing positions at SAP. He brings over two decades of sales, business development, marketing, manufacturing and operations experience. In addition to these areas of expertise, Mr. Boris has a deep understanding of the current impediments and opportunities within the enterprise space, along with a strategy to shorten the sales cycle and deploy smart glasses more effectively within the enterprise space. I couldn't be more excited that Paul has joined the Vuzix team, and I'm looking forward to forging new relationships and business opportunities as a direct result of his efforts as our COO. In addition to creating and filling that newly created position, we continue to add talent to our bench in the area of sales, software development and engineering, to support our product commercialization efforts and continued business growth in 2017 and beyond.

In addition to strengthening our team, we have also boosted our patent portfolio by 53 percent compared to 2016, with the number of patents and patents pending increasing to 101 from 66. Vuzix now has now has 59 patents and 42 patents pending, compared to 43 patents and 23 patents pending a year ago. Vuzix will continue to strengthen its intellectual property patent portfolio, copyrights and trade secrets to maintain what we feel is a strong leadership position in the area of optics, head-mounted displays and smart glasses.

The Vuzix management team remains committed to the growth of the company, and insiders including myself (CEO), Grant Russell (CFO), Paul Boris (COO) and one of our independent board members, Ed Kay, all recently purchased Vuzix stock in the open market this fall. We firmly believe Vuzix shares represent great value, and we are dedicated to achieving our primary goal of establishing Vuzix as a market leader in this dynamic sector and maximizing returns to all our shareholders. The investor base at Vuzix continues to strengthen, as evidenced by an uptick in institutional ownership to 16 percent of shares outstanding. With all that is ahead of us, management continues to focus on institutional outreach and growing our overall institutional ownership.

Thank you for your commitment to Vuzix, and please feel free to contact me directly with any additional questions.

Best regards,

Paul J. Travers, President and CEO of Vuzix

Nasdaq: VUZI	www.vuzix.com	Page 5 of 5